Registration No.  333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                              BELLSOUTH CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




      A Georgia Corporation                  I.R.S. Employer No. 58-1533433
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation or Organization)




                            1155 Peachtree St., N.E.
                           Atlanta, Georgia 30309-3610
                         Telephone Number (404) 249-2000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                  ------------

                              BellSouth Corporation
                         Employee Stock Investment Plan
                                  ------------

                                Agent for Service
                                 Stacey K. Geer
                              BellSouth Corporation
                      1155 Peachtree St., N.E., Suite 1800
                           Atlanta, Georgia 30309-3610
                         Telephone Number (404) 249-4445
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                  ------------

                         CALCULATION OF REGISTRATION FEE

                                          Proposed    Proposed
                                          maximum     maximum
Title of each class      Amount           offering    aggregate       Amount of
of securities to          to be           price       offering      registration
be registered          registered         per share   price              fee
--------------------------------------------------------------------------------

Common Stock,
par value $1
per share (a).....   2,000,000 shares(b) $26.445(c) $52,890,000(c)  $4,278.80(c)

================================================================================

(a) Includes preferred stock purchase rights under the BellSouth Corporation Shareholder Rights Agreement.

(b) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of such Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

(c) The price per share was estimated in accordance with Rule 457(c) and (h) for purposes of calculating the registration fee. Pursuant to Rule 457(p) under the Securities Act of 1933, an aggregate of $4,278.80 is being offset against this fee. This offset consists of fees paid in connection with Registration Statement No. 333-33466 filed on March 29, 2000 by BellSouth Corporation.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus relating to this registration statement is a combined prospectus relating also to registration statement no. 333-52416 filed by the registrant on Form S-8 on December 21, 2000.





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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents by Reference.

         The following documents have been previously filed by BellSouth Corporation with the Securities and Exchange Commission (File No. 1-8607) and are incorporated by reference into this registration statement as of their respective dates:

o BellSouth's Annual Report on Form 10-K for the year ended December 31, 2002;
o Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and
o Current Reports on Form 8-K dated April 23, 2003 and May 30, 2003.

         All documents filed by BellSouth pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

         Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to BellSouth Corporation, Room 15G03, 1155 Peachtree Street, N.E., Atlanta, Georgia, 30309-3610.

Item 5.   Interests of Named Experts and Counsel.

         Stacey K. Geer, Chief Securities Counsel of BellSouth Corporation, is rendering an opinion regarding the legality of the Common Stock.

Item 6.  Indemnification of Directors and Officers

         As authorized by the Georgia Business Corporation Code (the "GBCC"), BellSouth's Articles of Incorporation limit the monetary liability of its directors to BellSouth or its shareholders for any breach of their duty of care or any other duty as a director except (1) for misappropriation of any business opportunity of BellSouth, (2) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (3) for liability for certain unlawful distributions, or (4) for any transaction from which the director derived an improper personal benefit.

         As authorized by the GBCC, the shareholders of BellSouth have adopted an amendment to the Bylaws expanding directors' and officers' indemnification rights and have approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained by BellSouth, and in the event of a "change in control" (as defined in the Indemnity Agreement), obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

         The GBCC generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

         The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

         BellSouth's Bylaws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth, (or of another entity at BellSouth's request), against liabilities and expenses to the maximum extent permitted by the GBCC.

         The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provision (with respect to directors) in BellSouth's Articles of Incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

         The directors and officers of BellSouth are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth for amounts paid by it, in respect of such claims if BellSouth is required to indemnify officers and directors for such claims.

Item 8.  Exhibits

Item
 No.                                        Description

5 Opinion of Stacey K. Geer, Chief Securities Counsel of BellSouth Corporation, as to the legality of the securities to be issued.

23       Consent of PricewaterhouseCoopers LLP, independent accountants.

23a      Consent of Ernst & Young LLP, independent auditors.

23b      Consent of Stacey K. Geer is contained in Exhibit 5.

24a      Powers of Attorney - BellSouth Corporation.


Item 9.  Undertakings

  (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective Amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the
                  Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 or otherwise (other than the insurance policies referred to therein), the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized, in the City of Atlanta and State of Georgia, on the 28th day of May, 2003.


                                                           BELLSOUTH CORPORATION




                                                 BY:      /s/ W. PATRICK SHANNON
                                                 -------------------------------
                                                        W. Patrick Shannon
                                                        Vice President - Finance

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Principal Executive Officer:
     F. Duane Ackerman*      Chairman of the Board,
                             President and Chief Executive Officer

    Principal Financial Officer:
     Ronald M. Dykes*        Chief Financial Officer

    Principal Accounting Officer:
     W. Patrick Shannon*     Vice President - Finance

    Directors:
     F. Duane Ackerman*
     Reuben V. Anderson*
     James H. Blanchard*
     Armando M. Codina*
     Kathleen F. Feldstein*
     James P. Kelly*
     Joseph M. Magliochetti*
     Leo F. Mullin *                          *By:  /s/ W. PATRICK SHANNON
     Eugene F. Murphy*                         ------------------------------
     Robin B. Smith*                                W. Patrick Shannon,
     William S. Stavropoulos*               individually and as attorney-in-fact

                                                       May 28, 2003